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TABLE OF CONTENTS Prospectus Supplement

Filed Pursuant to Rule 424(b)(4)
Registration Statement No. 333-203113

PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 31, 2015)

10,677,702
Ordinary Shares

          American International Group, Inc. ("AIG" or the "selling shareholder") is offering 10,677,702 of our ordinary shares. We will not receive any of the proceeds from the sale of the ordinary shares offered hereby.

          Our ordinary shares are listed on the New York Stock Exchange ("NYSE") under the symbol "AER". On August 17, 2015, the closing sale price of our ordinary shares on the NYSE was $48.49 per share. You are urged to obtain current market quotations for our ordinary shares.

          Investing in our ordinary shares involves risk. See "Risk Factors" beginning on page S-5 of this prospectus supplement and any risk factors described in the documents we incorporate by reference.

Price $47.60 Per Share

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Selling Shareholder
Per share	$47.60	$0.595	$47.005
Total	$508,258,615.20	$6,353,232.69	$501,905,382.51

          Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The underwriters expect to deliver the 10,677,702 ordinary shares sold in this offering against payment therefor in U.S. dollars in New York, New York on August 24, 2015.

Global Coordinators

Citigroup	Goldman, Sachs & Co.

Prospectus Supplement dated August 18, 2015

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

          We are responsible only for the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized any other person to provide you with information that is different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. The selling shareholder is not making an offer to sell, or seeking offers to buy, ordinary shares in any jurisdiction where offers or sales are not permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of the ordinary shares.

          This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein and therein. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. To fully understand this offering, you should also read all of these documents, including those referred to under the caption "Where You Can Find More Information" and "Incorporation by Reference" in this prospectus supplement. Investors should carefully review the risk factors relating to us in the section captioned "Risk Factors" herein and in Item 3 of our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the Securities and Exchange Commission (the "SEC") on March 30, 2015, and in Item 1 of Part II of our interim financial report on Form 6-K for the quarter ended June 30, 2015, filed with the SEC on August 18, 2015. To the extent there is a conflict between the information contained or incorporated by reference in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained or incorporated by reference in this prospectus supplement shall control. As used in this prospectus supplement and the accompanying prospectus, unless the context otherwise requires, references to "AerCap," "we," "us," "our" and "the Company" include AerCap Holdings N.V. and its subsidiaries as a combined entity.

          Except as otherwise noted, all dollar amounts in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are in U.S. dollars. The consolidated financial statements of the Company and of International Lease Finance Corporation ("ILFC") incorporated by reference herein have been prepared in accordance with United States generally accepted accounting principles ("GAAP").

S-ii

 WHERE YOU CAN FIND MORE INFORMATION

          We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as applicable to foreign private issuers. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations. We file with the SEC an Annual Report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also file Reports on Form 6-K containing unaudited interim financial information for the first three quarters of each fiscal year.

          You may read and copy any document we file with or furnish to the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can review our SEC filings, including the registration statement, by accessing the SEC's Internet website at www.sec.gov. We will provide each person to whom a prospectus supplement is delivered a copy of any or all of the information that has been incorporated by reference into this prospectus supplement but not delivered with this prospectus supplement upon written or oral request at no cost to the requester. Requests should be directed to: AerCap Holdings N.V., Stationsplein 965, 1117 CE Schiphol Airport, The Netherlands, Attention: Compliance Officer, or by telephoning us at +31 20 655 9655. Our website is located at www.aercap.com. The reference to the website is an inactive textual reference only and the information contained on our website is not a part of this prospectus supplement.

S-iii

 INCORPORATION BY REFERENCE

          The following documents filed with or furnished to the SEC are incorporated herein by reference:

  •
  AerCap's Annual Report on Form 20-F for the year ended December 31, 2014, as filed with the SEC on March 30, 2015, together with the Form 6-K filed with the SEC on April 23, 2015; and

  •
  AerCap's Reports on Form 6-K, furnished to the SEC on May 14, 2014, January 5, 2015, January 16, 2015, March 30, 2015, April 2, 2015, April 23, 2015, May 7, 2015, May 18, 2015, May 20, 2015, June 2, 2015, June 5, 2015, June 9, 2015, June 12, 2015, June 16, 2015, June 22, 2015, June 23, 2015, June 25, 2015, June 30, 2015, July 2, 2015, July 15, 2015 and August 18, 2015.

          The financial statements of ILFC are incorporated in this prospectus supplement by reference to our Report on Form 6-K dated May 14, 2014, and have been so incorporated to satisfy the requirements of Rules 3-05 and 3-10(g) of Regulation S-X.

          All documents subsequently filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and, solely to the extent designated therein, reports made on Form 6-K that we furnish to the SEC, in each case prior to the completion or termination of this offering shall be incorporated by reference in this prospectus supplement and to be a part hereof from the date of filing or furnishing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

S-iv

 FORWARD LOOKING STATEMENTS

          This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward looking statements on our current beliefs and projections about future events and financial trends affecting our business. Many important factors, in addition to those discussed in this prospectus supplement, could cause our actual results to differ substantially from those anticipated in our forward looking statements, including, among other things:

  •
  the availability of capital to us and to our customers and changes in interest rates,

  •
  the ability of our lessees and potential lessees to make operating lease payments to us,

  •
  our ability to successfully negotiate aircraft purchases, sales and leases, to collect outstanding amounts due and to repossess aircraft under defaulted leases, and to control costs and expenses,

  •
  decreases in the overall demand for commercial aircraft leasing and aircraft management services,

  •
  the economic condition of the global airline and cargo industry and the general economic and political conditions,

  •
  competitive pressures within our industry,

  •
  the negotiation of aircraft management services contracts,

  •
  our ability to achieve the anticipated benefits of the acquisition of ILFC from AIG, and

  •
  regulatory changes affecting commercial aircraft operators, aircraft maintenance, engine standards, accounting standards and taxes.

          The words "believe", "may", "aim", "estimate", "continue", "anticipate", "intend", "expect" and similar words are intended to identify forward looking statements. Forward looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward looking statements speak only as of the date they were made and we undertake no obligation to update publicly or to revise any forward looking statements because of new information, future events or other factors. In light of the risks and uncertainties described above, the forward looking events and circumstances described in this prospectus supplement and the accompanying prospectus might not occur and are not guarantees of future performance. The factors described above should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and the risk factors that are included under "Risk Factors" herein, in our Annual Report on Form 20-F for the year ended December 31, 2014 or in Item 1 of Part II of our interim financial report on Form 6-K for the quarter ended June 30, 2015, each of which is incorporated by reference herein. Except as required by applicable law, we do not undertake any obligation to publicly update or review any forward looking statement, whether as a result of new information, future developments or otherwise.

S-v

 SUMMARY OF THE OFFERING

          The summary below contains basic information about this offering. Certain of the terms and conditions described below are subject to important limitations and exceptions. The following is not intended to be complete. You should carefully review the full text and more specific details contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Selling Shareholder:	American International Group, Inc. See "Selling Shareholder".
Total Ordinary Shares Offered:	10,677,702 ordinary shares
Use of Proceeds:	We will not receive any proceeds from sales of the ordinary shares offered hereby.
Ordinary Shares Outstanding After the Offering:	197,411,207 ordinary shares(1)
Percentage Ownership of the Selling Shareholder:

Prior to the completion of this offering, the selling shareholder beneficially owned approximately 5.4% of our ordinary shares outstanding as of June 30, 2015. Upon completion of this offering, the selling shareholder will no longer beneficially own any of our outstanding ordinary shares. See "Selling Shareholder — Beneficial Ownership".

Risk Factors:

See "Risk Factors" and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of risks you should carefully consider before deciding to invest in our ordinary shares.

New York Stock Exchange Symbol:	"AER"

(1)
The number of ordinary shares outstanding after the offering is based on 197,411,207 ordinary shares outstanding as of June 30, 2015. This number excludes 8,966,695 unvested restricted stock units and 527,921 options to purchase ordinary shares awarded under our equity compensation plans and outstanding as of June 30, 2015.

 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

          The financial information presented as of December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012 was derived from AerCap Holdings N.V.'s audited consolidated financial statements included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2014. The financial information presented as of June 30, 2015 and for the six months ended June 30, 2015 and 2014 was derived from AerCap Holdings N.V.'s unaudited condensed consolidated financial statements included in our Report on Form 6-K dated August 18, 2015. The unaudited condensed consolidated financial information has been prepared on a basis consistent with our audited consolidated financial statements and pursuant to the rules of the SEC and U.S. GAAP for interim financial reporting and include, in the opinion of management, all adjustments of a normal recurring nature to provide a fair statement of the results for the reporting periods presented. Results for interim periods are not necessarily indicative of results that might be expected for any other interim period or for an entire year. Certain information and footnote disclosures required by U.S. GAAP for complete annual financial statements have been omitted and, therefore, it is suggested that these interim financial statements should be read in conjunction with our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the SEC on March 30, 2015.

          On May 14, 2014, we completed the acquisition of ILFC. Consolidated financial statements from periods prior to the acquisition of ILFC may not be comparable to those for periods after the acquisition was completed.

 Consolidated Income Statement Data

	Six Months ended June 30,		Year ended December 31,
	2015	2014	2014	2013	2012
	(U.S. dollars in thousands except per share amounts)
Revenues and other income
Lease revenue	2,460,416	994,717	$3,498,300	$976,147	$997,147
Net gain (loss) on sale of assets	88,307	8,870	37,497	41,873	(46,421)
Other income	78,011	50,391	104,491	32,046	21,794

Total revenues and other income	2,626,734	1,053,978	3,640,288	1,050,066	972,520
Expenses
Depreciation and amortization	911,615	367,044	1,282,228	337,730	357,347
Asset impairment	7,443	287	21,828	26,155	12,625
Interest expense	542,619	234,664	780,349	226,329	286,019
Other expenses	263,153	35,334	190,301	49,023	78,241
Transaction and integration related expenses	5,476	122,477	148,792	10,959	—
Selling, general and administrative expenses	186,538	86,387	299,892	89,079	83,409

Total expenses	1,916,844	846,193	2,723,390	739,275	817,641

Income before income taxes and income of investments accounted for under the equity method	709,890	207,785	916,898	310,791	154,879
Provision for income taxes	(95,836)	(37,407)	(137,373)	(26,026)	(8,067)
Equity in net earnings of investments accounted for under the equity method	4,008	6,163	28,973	10,637	11,630

Net Income	$618,062	$176,541	$808,498	$295,402	$158,442
Net loss (income) attributable to non-controlling interest, net of tax	2,542	1,842	1,949	(2,992)	5,213

Net income attributable to AerCap Holdings N.V.	$620,604	$178,383	$810,447	$292,410	$163,655

Basic earnings per share	$2.95	$1.28	$4.61	$2.58	$1.24
Diluted earnings per share	$2.91	$1.26	$4.54	$2.54	$1.24

 Consolidated Balance Sheet Data

	As of June 30,	As of December 31,
	2015	2014	2013
	(U.S. dollars in thousands)
Assets
Cash and cash equivalents	$1,568,345	$1,490,369	$295,514
Restricted cash	379,509	717,388	272,787
Flight equipment held for operating leases, net	32,750,877	31,984,668	8,085,947
Maintenance rights intangible and lease premium, net	3,607,717	3,906,026	9,354
Prepayments on flight equipment	3,416,378	3,486,514	223,815
Other assets	2,333,653	2,282,415	563,724

Total assets	$44,056,479	$43,867,380	$9,451,141

Liabilities and Equity
Debt	30,682,408	30,402,392	6,236,892
Other liabilities	5,551,731	5,522,440	785,017

Total liabilities	36,234,139	35,924,832	7,021,909
AerCap Holdings N.V. shareholders' equity	7,746,243	7,863,777	2,425,372
Non-controlling interest	76,097	78,771	3,860

Total equity	7,822,340	7,942,548	2,429,232

Total liabilities and equity	$44,056,479	$43,867,380	$9,451,141

RISK FACTORS

          Investing in our ordinary shares involves risk. Those risks are specified in the section captioned "Risk Factors" in Item 3 of our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the SEC on March 30, 2015, and Item 1 of Part II of our interim financial report on Form 6-K for the quarter ended June 30, 2015, filed with the SEC on August 18, 2015, each of which is incorporated by reference in this prospectus supplement. You should carefully consider those risks together with the other information contained or incorporated by reference in this prospectus supplement before deciding to invest in our ordinary shares. If any of those risks actually occurs, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our ordinary shares could decline, and you may lose all or part of your investment.

 USE OF PROCEEDS

          We will not receive any proceeds from the sale of the ordinary shares offered hereby.

PRICE RANGE OF ORDINARY SHARES

          Our ordinary shares are listed and traded publicly on the New York Stock Exchange, or NYSE, and trade under the symbol "AER". The following table presents quarterly and monthly information on the price range of our ordinary shares. This information indicates the high and low market price per share of our ordinary shares for the quarterly periods indicated and for the most recent six months reported by the NYSE. Our ordinary shares began trading on the NYSE on November 27, 2006.

          On June 30, 2015, there were 197,411,207 ordinary shares outstanding.

	High	Low
Quarter Ended
March 31, 2013	$16.57	$13.73
June 30, 2013	17.72	15.04
September 30, 2013	19.71	17.17
December 31, 2013	39.10	19.03
March 31, 2014	43.69	34.38
June 30, 2014	48.81	37.88
September 30, 2014	50.02	40.68
December 31, 2014	45.78	35.59
March 31, 2015	47.09	37.42
June 30, 2015	51.50	43.55
Months Ended
March 31, 2015	45.27	42.90
April 30, 2015	47.22	43.55
May 31, 2015	49.12	48.20
June 30, 2015	51.50	45.50
July 31, 2015	48.10	43.67
August 31, 2015 (through August 17, 2015)	49.04	45.83

          On August 17, 2015, the last reported sale price of our ordinary shares was $48.49 per share.

 SELLING SHAREHOLDER

Beneficial Ownership

          The following table sets forth the number of ordinary shares that the selling shareholder beneficially owns before this offering and the number of ordinary shares that the selling shareholder will beneficially own assuming the sale of all the ordinary shares offered pursuant to this prospectus supplement. The ownership percentages indicated in the following table are based on 197,411,207 ordinary shares outstanding as of June 30, 2015.

          We have determined beneficial ownership in accordance with the rules of the SEC. The ordinary shares offered by the selling shareholder were initially issued in connection with the ILFC Transaction (defined below). On May 14, 2014, AerCap acquired, through a wholly-owned subsidiary, 100% of the common shares of ILFC, which was then a wholly-owned subsidiary of the selling shareholder, for consideration consisting of $2.4 billion in cash and 97,560,976 newly issued AerCap ordinary shares (the "ILFC Transaction"). We have filed with the SEC, under the Securities Act, a Registration Statement on Form F-3 with respect to the offering of our ordinary shares from time to time by the selling shareholder, and this prospectus supplement forms a part of that registration statement. On June 9, 2015, the selling shareholder sold 71,184,686 ordinary shares through a public underwritten offering (the "June Offering"). Following the June Offering and the Share Repurchase (described below), the selling shareholder beneficially owned 10,677,702 ordinary shares, representing approximately 5.4% of our ordinary shares outstanding as of June 30, 2015.

	Ordinary Shares Beneficially Owned Prior to This Offering		Ordinary Shares Being Sold in this Offering	Ordinary Shares Beneficially Owned After This Offering
	Number	Percent	Number	Number	Percent
Name of Selling Shareholder:
American International Group, Inc.	10,677,702	5.4%	10,677,702	0	0.0%

Other Relationships with AIG

          The following is a summary of material provisions of certain agreements we currently have in place with AIG, and should be read together with the information set forth under "—Beneficial Ownership" above.

Share Repurchase Agreement and Notes Issuance

          Pursuant to a share repurchase agreement, dated June 1, 2015 (the "Share Repurchase Agreement"), among us, AerCap Global Aviation Trust ("AGAT") and the other guarantors named therein, the selling shareholder and AIG Capital Corporation, we repurchased $750 million of our ordinary shares from the selling shareholder in a private transaction (the "Share Repurchase"). The consideration for the Share Repurchase consisted of the issuance by AGAT of $500 million in aggregate principal amount of 6.50% fixed-to-floating rate junior subordinated notes (the "Notes") to the selling shareholder and the payment of $250 million in cash to the selling shareholder. The Share Repurchase and the issuance of the Notes were completed on June 9, 2015.

          The Notes accrue interest at a fixed interest rate of 6.50% per annum until but excluding June 15, 2025, payable semi-annually. The Notes accrue interest from and including June 15, 2025, until but excluding the maturity date or earliest redemption date, at a floating rate based on the three-month LIBOR rate plus 4.30%, reset quarterly, payable quarterly. AGAT has certain rights to defer interest payments on the Notes for one or more interest periods for up to five consecutive years per deferral period. Subject to the terms of the indenture governing the Notes, AGAT may redeem the Notes, in whole or in part, at any time on and after June 15, 2025 at a redemption price of 100% of the principal amount redeemed, plus accrued and unpaid interest thereon. In addition, subject to the terms of the indenture governing the Notes, AGAT may redeem the Notes, in whole but not in part, (1) upon a "rating agency event" (as defined in the Notes), at a make-whole redemption price, and (2) in the event that AGAT may be required to pay additional amounts in respect of certain withholding taxes resulting from a change of law, at a redemption price of 100% of the principal amount redeemed, plus, in each case, accrued and unpaid interest thereon. If we experience a "change of control" followed by a "ratings decline" (each as defined in the Notes) (a "change of control triggering event"), the Notes may be redeemed at AGAT's option, in whole but not in part, at a price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of the redemption. If (i) a change of control triggering event occurs and (ii) AGAT does not give notice prior to the 31st day following the change of control triggering event to redeem all outstanding Notes, the interest rate per annum of the Notes will increase by 5.00%. The Notes are guaranteed by AerCap and certain of its subsidiaries.

          Simultaneously with the closing of the Share Repurchase, AGAT, the selling shareholder and the guarantors of the Notes (including AerCap) entered into a registration rights agreement (the "Notes Registration Rights Agreement"). Under the Notes Registration Rights Agreement, the selling shareholder has demand rights providing for the sale or distribution of the Notes in SEC-registered offerings beginning 90 days after the closing of the Share Repurchase.

Shareholders' Agreement and Registration Rights Agreement with AIG

          In connection with the closing of the ILFC Transaction, we entered into a shareholders' agreement, dated as of May 14, 2014, with AIG Capital Corporation and AIG (the "Shareholders' Agreement"), and a registration rights agreement, dated as of May 14, 2014, with AIG (the "AIG Registration Rights Agreement"), each of which will automatically terminate once AIG ceases to own any of our outstanding ordinary shares, as will be the case upon the completion of this offering assuming the sale of all the ordinary shares offered pursuant to this prospectus supplement.

Board nomination rights

          Currently, AIG is entitled to designate for election at the Annual General Meeting of Shareholders one director of our Board for as long as AIG owns any of our ordinary shares. Once AIG ceases to own any of our outstanding ordinary shares, as will be the case upon the completion of this offering assuming the sale of all the ordinary shares offered pursuant to this prospectus supplement, AIG's designee will be required to resign from our Board of Directors. In addition, pursuant to the Share Repurchase Agreement, we may not grant any person the right to nominate more than two directors to the Board until AIG ceases to own any of our outstanding ordinary shares, as will be the case upon the completion of this offering assuming the sale of all the ordinary shares offered pursuant to this prospectus supplement.

Lock-up periods

          Pursuant to the Shareholders' Agreement, the ordinary shares issued in the ILFC Transaction to AIG were subject to a lock-up agreement providing for the staggered expiration of lock-up periods beginning nine months and ending 15 months after the closing of the ILFC Transaction. Pursuant to the Share Repurchase Agreement, waivers of certain restrictions under the Shareholders' Agreement and the AIG Registration Rights Agreement, including certain transfer restrictions relating to lock-up periods, were granted to permit the sale of the ordinary shares by the selling shareholder in the offering that closed on June 9, 2015 and the Share Repurchase. All of the remaining ordinary shares currently owned by AIG, and being offered pursuant to this prospectus supplement, were subject to a lock-up agreement that expired on August 14, 2015 (15 months after the closing of the ILFC Transaction).

Standstill provisions

          Until December 9, 2015 (the date that is six months after the first date on which AIG owned less than 10% of the outstanding ordinary shares), AIG will remain subject to customary standstill provisions.

Registration rights

          The AIG Registration Rights Agreement allows AIG to cause us to register the ordinary shares being offered pursuant to this prospectus supplement.

Specific performance

          The parties have agreed that they will be entitled to seek an injunction or injunctions to prevent breaches of the Shareholders' Agreement and the AIG Registration Rights Agreement and to enforce specifically the terms and provisions of the Shareholders' Agreement and the AIG Registration Rights Agreement without proof of damages or otherwise in addition to any other remedy to which they are entitled.

Governing law, submission to jurisdiction and dispute resolution

          The Shareholders' Agreement is governed by Dutch law and the AIG Registration Rights Agreement is governed by New York law. The Shareholders' Agreement provides that all disputes will be settled in the courts of Amsterdam, the Netherlands. The AIG Registration Rights Agreement provides that all disputes will be settled by arbitration in accordance with the Rule of Arbitration of the International Chamber of Commerce.

Compliance agreement

          We and AIG have entered into a financial reporting and compliance agreement pursuant to which AerCap has agreed to, among other things, maintain certain compliance policies, provide AIG with reports and access to certain information and personnel and cooperate with AIG in complying with certain regulatory requirements.

$1.0 billion revolving credit facility with AIG

          In connection with the ILFC Transaction, we executed an agreement with AIG under which it provided us with a $1.0 billion five-year unsecured revolving credit facility (the "AIG Revolver"), which became effective upon the consummation of the ILFC Transaction. AerCap Ireland Capital Limited is the borrower under the facility. Loans under the facility bear interest at, at the election of the borrower, LIBOR plus 375 basis points or a base rate plus 275 basis points. Amounts borrowed under the credit facility can be repaid and reborrowed up until maturity. The credit facility contains customary borrowing conditions, representations, covenants and events of default. Pursuant to the Share Repurchase Agreement, the amount available under the AIG Revolver was reduced by the aggregate principal amount of the Notes, from $1.0 billion to $500 million, upon the issuance of the Notes to AIG. The AIG Revolver was undrawn as of the date hereof.

Other related party transactions with AIG

          Derivatives:    The counterparty of some of our interest rate swap agreements, which were acquired as part of the ILFC Transaction, is AIG Markets, Inc., a wholly-owned subsidiary of AIG, and these swap agreements are guaranteed by AIG. The net effect in our Consolidated Income Statements for the year ended December 31, 2014 from derivative contracts with AIG Markets, Inc., was nil, as the cash expense of $4.3 million was offset by a mark-to-market gain of $4.3 million. The net effect in our Condensed Consolidated Income Statements for the six months ended June 30, 2015 from derivative contracts with AIG Markets, Inc. was nil, as the cash expense of $1.5 million was offset by a mark-to-market gain of $1.5 million.

          Management fees:    As a result of the ILFC Transaction, we received management fees of $4.9 million in the year ended December 31, 2014, and of $3.5 million in the six months ended June 30, 2015, from the Castle Trusts, affiliates of AIG.

          Related party receivable:    As of December 31, 2014, we had a receivable from AIG of $5.7 million relating to reimbursements on compensation programs as part of the ILFC Transaction. As of June 30, 2015, we had a receivable from AIG of $1.6 million relating to reimbursements on compensation programs as part of the ILFC Transaction.

DESCRIPTION OF ORDINARY SHARES

          A summary description of our ordinary shares and related material provisions of our articles of association and of Book 2 of The Netherlands Civil Code (Boek 2 van het Burgerlijk Wetboek), which governs the rights of holders of our ordinary shares, is set forth in the sections captioned "Memorandum and articles of association", "Ordinary Share Capital", "Issuance of Ordinary Shares", and "Preemptive Rights" in Item 10 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2014 and filed with the SEC on March 30, 2015, which report is incorporated by reference herein. The descriptions are qualified in their entirety by reference to our articles of association, copies of which are filed with the SEC as exhibits to our Annual Report on Form 20-F for the fiscal year ended December 31, 2014, and applicable law.

CERTAIN TAX CONSIDERATIONS

          Certain tax considerations relating to an investment in our ordinary shares are set forth in the section captioned "Taxation" in Item 10 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2014 and filed with the SEC on March 30, 2015, which report is incorporated by reference herein.

 UNDERWRITING

          Citigroup Global Markets Inc. and Goldman, Sachs & Co. are acting as global coordinators and as underwriters. Subject to the terms and conditions stated in the underwriting agreement dated August 18, 2015, each underwriter named below has severally agreed to purchase, and the selling shareholder has agreed to sell to that underwriter, the number of ordinary shares set forth opposite the underwriter's name.

Underwriter	Number of Ordinary Shares
Citigroup Global Markets Inc.	5,338,851
Goldman, Sachs & Co.	5,338,851
Total	10,677,702

          The underwriting agreement provides that the obligations of the underwriters to purchase the ordinary shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the ordinary shares if they purchase any of the ordinary shares.

          Ordinary shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any ordinary shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $0.357 per ordinary share. If all the ordinary shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The following table shows the underwriting discounts and commissions that the selling shareholder is to pay to the underwriters in connection with this offering.

	Per Ordinary Share	Total
Underwriting discounts and commissions paid by the selling shareholder	$0.595	$6,353,232.69

          We estimate that the total expenses of this offering payable by us will be $270,000.

          We and the selling shareholder have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

No Sales of Similar Securities

          We and the selling shareholder have agreed that, for a period of 45 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Citigroup Global Markets Inc. and Goldman, Sachs & Co., (i) offer, pledge, sell, contract to sell, sell any option or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any ordinary shares or any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ordinary shares or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, other than, in the case of the selling shareholder, the ordinary shares to be sold in this offering and securities held by affiliates of the selling shareholder in connection with ordinary course (a) proprietary and third party fund and asset management activities, (b) brokerage and securities trading activities and (c) financial services and insurance activities, and, in our case, any shares of our ordinary shares issued upon the exercise of options granted under terms of any employee plan, benefit or compensation arrangement or employment agreement described, including by incorporation by reference, in the registration statement, this prospectus supplement and the accompanying prospectus. The restrictions described above will only apply to securities held directly by the selling shareholder. None of our officers or directors are subject to a lock-up agreement.

Price Stabilization, Syndicate Covering Transactions and Penalty Bids

          In connection with this offering, the underwriters may purchase and sell ordinary shares in the open market. Purchases and sales in the open market may include stabilizing purchases, short sales, purchases to cover short positions and penalty bids.

  •
  Stabilizing purchases involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Short sales involve secondary market sales by the underwriters of ordinary shares in excess of the number of ordinary shares the underwriters are obligated to purchase in this offering, which creates a syndicate short position.

  •
  A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Covering transactions involve purchases of ordinary shares in the open market in order to cover short positions.

  •
  The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ordinary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

          These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of the ordinary shares. As a result, the price of our ordinary shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

New York Stock Exchange Listing

          The ordinary shares are currently listed on the NYSE under the symbol "AER".

Electronic Offer, Sale and Distribution of Shares

          Certain of the underwriters or securities dealers may distribute prospectus supplements and accompanying prospectuses by electronic means, such as e-mail. A prospectus supplement and accompanying prospectus in electronic format is being made available on Internet web sites maintained by one or more of the underwriters and may be made available on web sites maintained by other underwriters. Other than the prospectus supplement and accompanying prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus supplement or accompanying prospectus or the registration statement of which the prospectus supplement or accompanying prospectus forms a part.

Stamp Taxes

          Purchasers of our ordinary shares offered by this prospectus supplement may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay those taxes or charges, as well as any other tax consequences that may arise under the laws of the country of purchase.

Other Relationships

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us, to persons and entities with relationships with us, to the selling shareholder and to persons and entities with relationships with the selling shareholder, for which they received or will receive customary fees and expenses. In addition, affiliates of certain of the underwriters from time to time have acted or in the future may continue to act as agents and lenders to us and our affiliates and subsidiaries under our or their respective credit facilities, for which services the affiliates of the underwriters expect to receive customary compensation. For example, an affiliate of Citigroup Global Markets Inc. serves as administrative agent and collateral agent under our Citi revolving credit facility.

          In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of AerCap (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

          In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") , an offer to the public of any ordinary shares that are the subject of the offering contemplated by the prospectus supplement (the "Securities") may not be made in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Securities to the public in that Relevant Member State at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to any legal entity that is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 150, natural or legal persons (other than qualified investors, as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer to the public of ordinary shares" in relation to the Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms for the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe for the ordinary shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression Prospectus Directive means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in each Relevant Member State. This EEA selling restriction is in addition to any other selling restrictions set out in this prospectus supplement and accompanying prospectus.

Notice to Prospective Investors in the United Kingdom

          This prospectus supplement and accompanying prospectus and any other material in relation to the ordinary shares described herein is only being distributed to, and is only directed at, (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, or (iii) high net worth companies, or other persons to whom it may otherwise lawfully be communicated (all such persons together being referred to as "relevant persons"). The ordinary shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such ordinary shares will be engaged in only with, relevant persons. This prospectus supplement and accompanying prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement and the accompanying prospectus or any of their contents.

Notice to Prospective Investors in the Netherlands

          The ordinary shares may only be offered to legal entities that are qualified investors as defined in the Prospectus Directive.

Notice to Prospective Investors in Ireland

          This prospectus supplement and accompanying prospectus has not been prepared in accordance with and is not a "prospectus" for the purposes of Article 5 of Directive 2003/71/EC (as amended by Directive 2010/73/EU) (the "Prospectus Directive") and has not been reviewed or approved by the Central Bank of Ireland or any other competent authority for the purposes of the Prospectus Directive and is referred to as a "prospectus" because this is the terminology used for such an offer document in the U.S. No action may be taken with respect to the ordinary shares in Ireland otherwise than in conformity with the provisions of (1) the European Communities (Markets in Financial Instruments) Regulations 2007 (Nos. 1 to 3), including, without limitation, Regulations 7 and 152 thereof or any codes of conduct issued in connection therewith and the provisions of the Investor Compensation Act 1998, (2) the Companies Act 2014, the Central Bank Acts 1942 to 2015 and any code of conduct rules made under Section 117(1) of the Central Bank Act 1989, (3) the Prospectus (Directive 2003/71/EC) Regulations 2005 and any rules issued under Section 51 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 or, as applicable, section 1363 of the Companies Act 2014 by the Central Bank of Ireland and (4) the Market Abuse

(Directive 2003/6/EC) Regulations 2005 and any rules issued under Section 34 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 or, as applicable, section 1370 of the Companies Act 2014 by the Central Bank of Ireland.

Notice to Prospective Investors in Hong Kong

          The ordinary shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) ("Companies (Winding Up and Miscellaneous Provisions) Ordinance"), or (ii) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) ("Securities and Future Ordinance") and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Notice to Prospective Investors in Singapore

          This prospectus supplement and the accompanying prospectus have not been registered as a Prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the "Securities and Futures Act"). Accordingly, the ordinary shares may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any ordinary shares be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A) of the Securities and Futures Act, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

          Where ordinary shares are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person who is:

  (a)
  a corporation (which is not an accredited investor) (as defined in Section 4A of the Securities and Futures Act) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

  shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the ordinary shares under Section 275 of the Securities and Futures Act except:

  (i)
  to an institutional investor (for corporations, under Section 274 of the Securities and Futures Act) or to a relevant person defined in Section 275(2) of the Securities and Futures Act, or to any person pursuant to an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act;

  (ii)
  where no consideration is or will be given for the transfer;

  (iii)
  where the transfer is by operation of law; or

  (iv)
  as specified in Section 276(7) of the Securities and Futures Act.

Notice to Prospective Investors in Japan

          The ordinary shares offered in this prospectus supplement and the accompanying prospectus have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (the "FIEA"). The ordinary shares may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any other relevant laws and regulations of Japan.

Notice to Prospective Investors in Australia

Not a Prospectus under the Corporations Act

          This prospectus supplement and the accompanying prospectus do not constitute a disclosure document or a product disclosure statement for the purposes of the Corporations Act 2001 of the Commonwealth of Australia (the "Act") and has not been, and will not be, lodged with the Australian Securities and Investments Commission. No securities commission or similar authority in Australia has reviewed this document or the merits of the ordinary shares, and any representation to the contrary is an offence.

          The ordinary shares will be offered to persons who receive offers in Australia only to the extent that:

  (a)
  those persons are "wholesale clients" for the purposes of Chapter 7 of the Act; and

  (b)
  such offer of the ordinary shares for issue or sale does not need disclosure to investors under Part 6D.2 of the Act.

          Any offer of the ordinary shares received in Australia is void to the extent that it needs disclosure to investors under the Act. In particular, offers for the issue or sale of the ordinary shares will only be made, and this document may only be distributed, in Australia in reliance on various exemptions from such disclosure to investors provided by section 708 of the Act and where the investors are also "wholesale clients" as described above.

Secondary Sale Restriction

          As the offer for the ordinary shares will be made in Australia without disclosure under the Act, the offer of the ordinary shares for sale in Australia within 12 months of their issue or sale may, under section 707 of the Act, require disclosure to investors under the Act if none of the exemptions under the Act apply. Accordingly, any person to whom the ordinary shares are issued or sold pursuant to this document must not, within 12 months after the issue, offer (or transfer, assign or otherwise alienate) those ordinary shares to investors in Australia except in circumstances where disclosure to investors is not required under the Act or unless a compliant disclosure document or product disclosure statement is prepared and lodged with the Australian Securities and Investments Commission. Disclosure to investors would not generally be required:

  (a)
  under Part 6D.2 of the Act where:

  (i)
  the ordinary shares are offered for sale outside of Australia;

  (ii)
  the ordinary shares are offered for sale to categories of "professional investors" referred to in section 708(11) of the Act; or

  (iii)
  the ordinary shares are offered to persons who are "sophisticated investors" that meet the criteria set out in section 708(8) of the Act; or

  (iv)
  the ordinary shares are offered through a financial services licensee in satisfaction of section 708(10) of the Act; and

  (b)
  under Chapter 7 of the Act where the ordinary shares are only offered to persons who are "wholesale clients" within the meaning of section 761G of the Act.

          However, Chapter 6D and Chapter 7 of the Act are complex, and if in any doubt, you should confer with your professional advisers regarding the position.

General Advice Only

          This prospectus supplement and the accompanying prospectus is intended to provide general information only and has been prepared without taking into account any particular person's objectives, financial situation or needs. We provide that financial product advice to you to the exclusion of any person named in this prospectus supplement and the accompanying prospectus. The information in this prospectus supplement and the accompanying prospectus is, however, subject to all the qualifications, limitations and other matters set out in the prospectus supplement and the accompanying prospectus.

          Investors should, before acting on this information, consider the appropriateness of this information having regard to their personal objectives, financial situation or needs. Investors should review and consider the contents of this document and obtain financial advice specific to their situation before making any decision to make an application for the shares.

          No person referred to in this prospectus supplement and the accompanying prospectus, including us and our named advisers holds an Australian Financial Services License authorizing it to deal in securities or to provide financial product advice in relation to the ordinary shares. No cooling-off regime applies in respect of the ordinary shares.

          This prospectus supplement and the accompanying prospectus is not, and under no circumstances is to be construed as, an advertisement or a public offering of the ordinary shares in Australia.

Notice to Prospective Investors in Chile

          Pursuant to Law No. 18,045 of Chile (the securities market law of Chile) and Rule (Norma de Carácter General) No. 336, dated June 27, 2012, issued by the Superintendency of Securities and Insurance of Chile (Superintendencia de Valores y Seguros de Chile or "SVS"), the ordinary shares may be privately offered in Chile to certain "qualified investors" identified as such by Rule 336 (which in turn are further described in rule No. 216, dated June 12, 2008, of the SVS).

          Rule 336 requires the following information to be provided to prospective investors in Chile:

  (1)
  Date of commencement of the offer: June 1, 2015. The offer of the ordinary shares is subject to Rule (Norma de Carácter General) No. 336, dated June 27, 2012, issued by the SVS;

  (2)
  The ordinary shares and the prospectus supplement and accompanying prospectus are not registered with the Securities Registry (Registro de Valores) of the SVS, nor with the foreign securities registry (Registro de Valores Extranjeros) of the SVS and as such as not subject to the oversight of the SVS;

  (3)
  Since the ordinary shares are not registered in Chile, there is no obligation by the issuer to make publicly available information about the ordinary shares in Chile; and

  (4)
  The ordinary shares shall not be subject to a public offering in Chile unless registered with the relevant Securities Registry of the SVS.

 LEGAL MATTERS

          Certain legal matters in connection with the effectiveness of the registration statement will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York, and certain legal matters in connection with the ordinary shares offered hereby will be passed upon for us by NautaDutilh N.V., the Netherlands. Certain legal matters relating to the offering will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Debevoise & Plimpton LLP, New York, New York is acting as counsel to the selling shareholder.

EXPERTS

          The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to AerCap Holdings N.V.'s Report on Form 6-K dated April 23, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers Accountants N.V., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

          The financial statements of International Lease Finance Corporation incorporated in this prospectus supplement by reference to AerCap Holdings N.V.'s Report on Form 6-K dated May 14, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Up to 97,560,976
Ordinary Shares

          This prospectus relates to the resale, from time to time, of up to 97,560,976 of our ordinary shares, par value €0.01 per share, by American International Group, Inc. (the "selling shareholder").

          We will not receive any proceeds from sales of the ordinary shares offered by the selling shareholder pursuant to this prospectus. We will pay all expenses incidental to registering the ordinary shares, including SEC filing fees. The selling shareholder identified in this prospectus may, from time to time, sell, transfer or otherwise dispose of any or all of its ordinary shares or interests in ordinary shares on any stock exchange, market or trading facility on which the ordinary shares are traded or in private transactions. These dispositions may be at fixed prices, at the prevailing market price at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

          Any underwriters, broker-dealers or agents that participate with the selling shareholder in the distribution of the ordinary shares may be considered "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions, discounts or profit received by them on the resale of the ordinary shares may be considered underwriting commissions and discounts under the Securities Act.

          Our ordinary shares are listed on the New York Stock Exchange, or "NYSE," under the symbol "AER." On March 30, 2015, the closing sale price of our ordinary shares on the NYSE was $44.59 per share. You are urged to obtain the current market quotations for our ordinary shares.

          Investing in our ordinary shares involves risk. See "Risk Factors" beginning on page 1 of this prospectus.

          Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

          The date of this prospectus is March 31, 2015.

ABOUT THIS PROSPECTUS

          This prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act. Under the shelf process, the selling shareholder may offer up to a total of 97,560,976 ordinary shares, from time to time, in one or more offerings, in any manner described under the section in this prospectus entitled "Plan of Distribution." In addition, under the shelf process, in certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by the selling shareholder. We may also provide a prospectus supplement to add, update or change information contained in this prospectus.

          This prospectus and any accompanying prospectus supplements do not contain all of the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form F-3, including its exhibits, of which this prospectus is a part. Statements contained in this prospectus and any accompanying prospectus supplements about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters. You should not assume that the information in this prospectus, any prospectus supplements or in any documents incorporated herein or therein by reference is accurate as of any date other than the date on the front of each of such documents.

          You should read both this prospectus and any prospectus supplements together with the additional information described under the heading "Where You Can Find More Information" in this prospectus.

          We are responsible only for the information contained or incorporated by reference in this prospectus or any prospectus supplements. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are not making an offer to sell, or seeking offers to buy, these securities in any jurisdictions where offers or sales are not permitted.

          Unless otherwise noted or unless the context otherwise requires, all references to "AerCap," "the company," "our company," "we," "us" or "our" include AerCap Holdings N.V. and its subsidiaries as a combined entity.

ABOUT AERCAP

          AerCap is the world's largest independent aircraft leasing company. Aircraft leasing is a high growth sector of the growing aviation industry. AerCap focuses on acquiring in-demand aircraft at attractive prices, funding them efficiently, hedging interest rate risk conservatively and using its platform to deploy those assets with the objective of delivering superior risk adjusted returns. AerCap is a New York Stock Exchange-listed company (AER) and has its headquarters in the Netherlands with offices in Ireland, the United States, China, Singapore and the United Arab Emirates. AerCap's principal executive offices are located at Stationsplein 965, 1117 CE Schiphol Airport, The Netherlands. AerCap's telephone number at such address is +31 20 655 9655.

RISK FACTORS

          Investing in our ordinary shares involves risk. Those risks are specified in the section captioned "Risk Factors" in Item 3 of our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the SEC on March 30, 2015 and incorporated by reference herein. You should carefully consider those risks together with the other information contained or incorporated by reference in this prospectus or any prospectus supplement before deciding to invest in our ordinary shares. If any of those risks actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our ordinary shares could decline, and you may lose all or part of your investment.

SPECIAL NOTE ABOUT FORWARD LOOKING STATEMENTS

          This prospectus includes "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward looking statements largely on our current beliefs and projections about future events and financial trends affecting our business. Many important factors, in addition to those discussed in this prospectus, could cause our actual results to differ substantially from those anticipated in our forward looking statements, including, among other things:

  •
  the availability of capital to us and to our customers and changes in interest rates,

  •
  the ability of our lessees and potential lessees to make operating lease payments to us,

  •
  our ability to successfully negotiate aircraft purchases, sales and leases, to collect outstanding amounts due and to repossess aircraft under defaulted leases, and to control costs and expenses,

  •
  decreases in the overall demand for commercial aircraft leasing and aircraft management services,

  •
  the economic condition of the global airline and cargo industry and the general economic and political conditions,

  •
  competitive pressures within the industry,

  •
  the negotiation of aircraft management services contracts,

  •
  our ability to achieve the anticipated benefits of the recently completed acquisition of International Lease Finance Corporation from a subsidiary of American International Group, Inc., and

  •
  regulatory changes affecting commercial aircraft operators, aircraft maintenance, engine standards, accounting standards and taxes.

          The words "believe", "may", "aim", "estimate", "continue", "anticipate", "intend", "expect" and similar words are intended to identify forward looking statements. Forward looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward looking statements speak only as of the date they were made and we undertake no obligation to update publicly or to revise any forward looking statements because of new information, future events or other factors. In light of the risks and uncertainties described above, the forward looking events and circumstances described in this prospectus might not occur and are not guarantees of future performance. The factors described above should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and the risk factors that are described under "Risk Factors" and incorporated by reference herein. Except as required by applicable law, we do not undertake any obligation to publicly update or review any forward looking statement, whether as a result of new information, future developments or otherwise.

 USE OF PROCEEDS

          We will not receive any proceeds from the sale of the ordinary shares by the selling shareholder.

SELLING SHAREHOLDER

          The selling shareholder is American International Group, Inc. The selling shareholder has informed us that it exercises sole voting and investment authority and is deemed to beneficially own all of our ordinary shares it owns pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

          The selling shareholder beneficially owns 97,560,976 ordinary shares prior to the offering. The information concerning the beneficial ownership of ordinary shares by the selling shareholder included in this prospectus has been obtained from the selling shareholder. The selling shareholder may sell all, some or none of the ordinary shares beneficially owned by it, and therefore we cannot estimate either the number or the percentage of ordinary shares that will be beneficially owned by the selling shareholder following any offering or sale hereunder. See the section captioned "Plan of Distribution."

          We are registering the ordinary shares in order to permit the selling shareholder to offer the ordinary shares for resale from time to time. The table below sets forth the total number of ordinary shares that the selling shareholder may sell under this registration statement, as adjusted for any ordinary share split, ordinary share dividend or similar transaction.

	Ordinary Shares	Fully Diluted Ownership Percentage
Total	97,560,976	46.0%

          The address of American International Group, Inc. is 175 Water Street, New York, New York 10038. For information regarding certain material relationships between the selling shareholder and the company, see "Major Shareholders and Related Party Transactions", Item 7 of our Annual Report on Form 20-F for the year ended December 31, 2014, filed with the SEC on March 30, 2015 and incorporated by reference herein.

TAX CONSIDERATIONS

          Certain tax considerations relating to an investment in our ordinary shares are set forth in the section captioned "Taxation" in Item 10 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2014 and filed with the SEC on March 30, 2015, which report is incorporated by reference herein.

PLAN OF DISTRIBUTION

          The selling shareholder may, from time to time, sell, transfer or otherwise dispose of any or all of its ordinary shares or interests in ordinary shares on any stock exchange, market or trading facility on which the ordinary shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

          The selling shareholder may use any one or more of the following methods when disposing of ordinary shares:

  •
  underwritten public offerings, pursuant to which underwriters may resell the ordinary shares in one or more transactions, including in negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale;

  •
  "at the market" to or through market makers or into an existing market for the ordinary shares;

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the ordinary shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise, or through derivative transactions or short sales;

  •
  in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

  •
  by pledge to secure debts and other obligations;

  •
  broker-dealers may agree with the selling shareholder to sell a specified number of such ordinary shares at a stipulated price per share; and

  •
  a combination of any such methods of sale.

          The selling shareholder may enter into derivative transactions with broker-dealers, other financial institutions or third parties or sell securities not covered by this prospectus in privately negotiated or registered transactions. These transactions may involve the sale of ordinary shares by the selling shareholder by forward sale or by an offering (directly or by entering into derivative transactions with broker-dealers, other financial institutions or third parties) of options, rights, warrants or other securities that are offered with, convertible into or exchangeable for ordinary shares.

          If the applicable prospectus supplement indicates, in connection with derivative transactions, the broker-dealers, other financial institutions or third parties may sell ordinary shares covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the broker-dealer, other financial institution or third party may use ordinary shares pledged by the selling shareholder or borrowed from the selling shareholder or others to settle those sales or to close out any related open borrowings of ordinary shares, and may use ordinary shares received from the selling shareholder in settlement of derivative transactions to close out any related open borrowing of ordinary shares.

          In connection with the sale of our ordinary shares, the selling shareholder may loan or pledge, hypothecate or grant a security interest in the ordinary shares to broker-dealers, other financial institutions or third parties which in turn may resell or otherwise transfer the ordinary shares. The selling shareholder may also enter into option or other transactions with broker-dealers, other financial institutions or third parties or enter into one or more derivative securities that in each case may involve the delivery to such broker-dealer, other financial institution or third party of ordinary shares offered by this prospectus, which may then resell or otherwise transfer the ordinary shares.

          The selling shareholder may also enter into hedging transactions with broker-dealers or other financial institutions and the broker-dealers or other financial institutions may engage in short sales of the ordinary shares in the course of hedging the positions they assume with the selling shareholder, including, without limitation, in connection with distributions of the ordinary shares by those broker-dealers or other financial institutions.

          This prospectus may be supplemented or amended from time to time to describe a specific plan of distribution and any related transactions.

          The aggregate proceeds to the selling shareholder from the sale of the ordinary shares offered by it will be the purchase price of the ordinary shares less discounts or commissions, if any. The selling shareholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from any offering or sale hereunder.

          The selling shareholder also may resell all or a portion of the ordinary shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that it meets the criteria and conforms to the requirements of that rule.

          Any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares or interests therein may be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the ordinary shares may be underwriting discounts and commissions under the Securities Act.

          To the extent required, the ordinary shares to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, any applicable commissions, discounts or concessions, and other terms with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

          In order to comply with the securities laws of some states, if applicable, the ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

          We have advised the selling shareholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of ordinary shares in the market and to the activities of the selling shareholder and its affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

          We and the selling shareholder may enter into agreements pursuant to which underwriters, dealers and agents who participate in the distribution of the ordinary shares may be entitled to indemnification by us or the selling shareholder against certain liabilities, including liabilities arising under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.

          The selling shareholder may also make sales through the Internet or through other electronic means. Since the selling shareholder may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet or other forms of electronic bidding or ordering system for the pricing and allocation of such securities, you should pay particular attention to the description of that system provided in a prospectus supplement.

          Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by the selling shareholder, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called "real-time" basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder's individual bids would be accepted, prorated or rejected.

          Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

ENFORCEABILITY OF CIVIL LIABILITIES

          We are a Netherlands public limited liability company ("naamloze vennootschap"). Most of our directors and executive officers live outside of the United States. Most of the assets of our directors and most of our assets are located outside of the United States. As a result, it may not be possible to serve process on us or on such persons in the United States or to enforce judgments obtained in U.S. courts against them or us based on the civil liability provisions of the securities laws of the United States. Under our articles of association (i) certain disputes between, among others, our shareholders and us and or our directors must be exclusively submitted to Netherlands courts, and (ii) the legal relationships between, among others, those persons are governed by the laws of The Netherlands. We are advised that there is no enforcement treaty between the Netherlands and the United States providing for reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. Therefore, a judgment rendered by any federal or state court in the United States in such matters cannot automatically be enforced in the Netherlands. An application will have to be made to the competent Dutch court in order to obtain a judgment that can be enforced in the Netherlands. The Dutch courts can in principle be expected to give conclusive effect to a final and enforceable judgment of a competent United States court in respect of the contractual obligations under the relevant document without re-examination or re-litigation, but would require (i) proper service of process to have been given, (ii) the proceedings before such court to have complied with principles of proper procedure ("behoorlijke rechtspleging"), and (iii) such judgment not being contrary to the public policy of the Netherlands or the European Union. The court will have discretion to attach such weight to the judgment of any federal or state court in the United States as it deems appropriate and may re-examine or re-litigate the substantive matters adjudicated upon. Furthermore, a Dutch court may reduce the amount of damages granted by a federal or state court in the United States and recognize damages only to the extent that they are necessary to compensate actual losses or damages.

          We have appointed Puglisi & Associates as our agent solely to receive service of process in any action against us in any U.S. federal court or the courts of the State of New York arising out of any offering or sale hereunder, as required by law.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed a registration statement on Form F-3, including the exhibits and schedules thereto, with the SEC under the Securities Act, and the rules and regulations thereunder, for the registration of the ordinary shares that are being offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other documents.

          We are subject to the information reporting requirements of the Exchange Act, as applicable to foreign private issuers. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions contained in Section 16 of the Exchange Act, with respect to their purchases and sales of shares. We file with the SEC an Annual Report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also file Interim Reports on Form 6-K containing unaudited interim financial information for the first three quarters of each fiscal year.

          You may read and copy any document we file with or furnish to the SEC at the SEC's Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F. Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can review our SEC filings, including the registration statement by accessing the SEC's Internet website at www.sec.gov. We will provide each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus upon written or oral request at no cost to the requester. Requests should be directed to: AerCap Holdings N.V., Stationsplein 965, 1117 CE Schiphol Airport, The Netherlands, or telephoning us at +31 20 655 9655. Our website is located at www.aercap.com. The information contained on our website is not a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed with the SEC by us are incorporated herein by reference:

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  our Annual Report on Form 20-F for the fiscal year ended December 31, 2014, as filed with the SEC on March 30, 2015;

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  our Current Reports on Form 6-K, as filed with the SEC on May 14, 2014, January 5, 2015, January 16, 2015 and March 30, 2015; and

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  the description of our ordinary shares, par value €0.01 per share, set forth under "Description of Ordinary Shares" in our Registration Statement on Form F-1 (File No. 333-138381), as amended, which was originally filed with the Commission on November 16, 2006.

          All documents subsequently filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report (or portion thereof) furnished on Form 6-K shall not be incorporated by reference into this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Copies of these documents are not required to be filed with this Registration Statement.

EXPENSES

          We anticipate that our total expenses with respect to the registration statement of which this prospectus is a part and the offering to be made hereby will aggregate approximately $603,362, of which $495,862.25 is attributable to the SEC registration fee, approximately $57,500 is attributable to legal fees and approximately $50,000 is attributable to accounting fees.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

          Under Dutch law, AerCap may purchase directors' and officers' insurance. AerCap carries such insurance. In addition, AerCap's articles of association include indemnification of its directors and officers against liabilities, including judgments, fines and penalties, as well as against associated reasonable legal expenses and settlement payments, to the extent this is allowed under Dutch law. Such indemnification is effective under Dutch law except with respect to any liability resulting from intentional acts, willful recklessness or serious culpability of such person or in case such person did not act in good faith and in the reasonable belief that his or her action was in the best interest of AerCap.

          Insofar as such indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, AerCap has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. Under AerCap's articles of association, (i) the rights and obligations among or between AerCap and any of its current or former directors and officers, including the indemnification, are governed exclusively by the laws of the Netherlands; and (ii) any suit by and between AerCap and its current or former directors and officers shall be exclusively submitted to the courts of The Netherlands. When a current or former director or officer seeks to enforce the indemnification against AerCap before the courts of the Netherlands, such courts are not bound by the opinion of the Securities and Exchange Commission.

LEGAL MATTERS

          Certain legal matters in connection with the securities offered hereby will be passed upon for us by NautaDutilh N.V.

EXPERTS

          The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers Accountants N.V., an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

          The financial statements of International Lease Finance Corporation incorporated in this prospectus by reference to our Current Report on Form 6-K dated May 14, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

10,677,702
Ordinary Shares

PROSPECTUS SUPPLEMENT
Dated August 18, 2015

Global Coordinators

Citigroup	Goldman, Sachs & Co.